EXHIBIT 10.2

NRX Pharmaceuticals, Inc.

March 9, 2022

Robert Besthof

Dear Robert,

This letter agreement (the “Agreement”) supplements the Work for Hire Agreement entered into by and between REBes Consulting LLC- Robert Besthof (“Consultant”) and NeuroRx, Inc., dated March 1, 2016 as amended on October 23, 2020 (the “Consulting Agreement”). The purpose of this Agreement is to confirm your appointment as the Interim Chief Executive Officer of NRX Pharmaceuticals, Inc. (the “Company”) beginning on the March 8, 2022 (the “Effective Date”). While providing services as Interim Chief Executive Officer, you will continue to be provide services pursuant to the Consulting Agreement and you will also continue to serve as the Chief Commercial and Patient Officer and Head of Operations. Any capitalized terms used in this Agreement without definition will have the same meaning as in the Consulting Agreement.

We appreciate your willingness to serve as Interim Chief Executive Officer and you will be considered for appointment as our Chief Executive Officer on a permanent basis. If you are appointed as our permanent Chief Executive Officer, we will revisit your compensation arrangements and anticipate that we will enter a new employment agreement or consulting agreement on terms to be mutually agreed upon.

While you are providing services under this Agreement as Interim Chief Executive Officer, you will report to the Board of Directors of the Company (the “Board”) and will do and perform all reasonable services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of principal executive officer, consistent with the bylaws of the Company and as required by the Board. During the term of your service, you will devote your full business energies, interest, abilities, and productive time to the proper and efficient performance of your duties under this Agreement, and you will not, without the prior written consent of the Board, engage in any other business activity that would materially interfere with the performance of your duties under this Agreement.

In connection with your appointment as Interim Chief Executive Officer, we are pleased to offer you the following payments (in addition to your current compensation):

1.	Your current base payment will remain $22,000.00 (twenty two thousand dollars) per month.

2.	You will receive an additional monthly payment of $19,667.00 (nineteen thousand six hundred sixty seven dollars) beginning on the Effective Date for total annual payments at a rate of approximately $500,000, and this additional payment will continue in effect for as long as you serve as Interim Chief Executive Officer. It is acknowledged that you will receive the additional payments for at least six months after the Effective Date (equal to $118,000 in the aggregate) unless you voluntarily resign or your services are terminated for Cause (as defined below).

3.	You will be eligible to receive a special payment for calendar year 2022 equal to $250,000 at target, based on achievement of performance metrics to be determined by the Board, and, except as otherwise provided in this Agreement, such special payment to the extent earned shall be paid on or before March 15, 2023.

4.	Effective on the Effective Date, the Board has approved a grant of options to purchase 100,000 shares of the Company’s common stock in connection with your provision of services as the Interim Chief Executive Officer. The options are be subject to the Company’s 2021 Omnibus Incentive Plan and applicable award agreement, have an exercise price equal to the fair market value of the Company’s common stock on the date of such Board approval and such options shall vest on the first anniversary of the Effective Date, subject to your continued service with the Company, provided that if you are not appointed as permanent Chief Executive Officer (“CEO”), or if your services are terminated by the Company without Cause, all unvested options shall vest in full. Such options, to the extent vested, shall remain exercisable until the earlier of (i) the third anniversary of your cessation of service and (ii) 10th anniversary of the Effective Date, provided that if you are terminated for Cause then such options shall cease to be exercisable as of such termination.

5.	You agree that the Company may initiate a search for a permanent CEO other than you at any time (“CEO Search”), and you agree that the initiation of a CEO Search will not by itself constitute a breach or give you grounds to resign your provision of services under the Consulting Agreement or because you are not appointed as the permanent Chief Executive Officer (or because you are no longer receiving the increased payment provided for in this Agreement).

6.	If in connection with the CEO Search you are not appointed as the permanent CEO, then the Company agrees to negotiate with you in good faith to offer you a new consulting agreement or employment agreement which is at least (i) commensurate with your current position as “Head of Operations/ Chief Commercial Officer” (it being acknowledged and agreed that this may be equivalent in title to those of a Senior Vice President in a large pharmaceutical company and that your title may change) and (ii) comparable base payment (but excluding the additional payment as Interim CEO) and bonus, if any (the “Comparable Terms”). If the new CEO does not offer you Comparable Terms, as determined by the Board, then you shall be permitted to resign from your positions with the Company (including under the Consulting Agreement) and upon such resignation the Company will provide you with a separation payment of $22,000 per month payable over six months ($132,000 in the aggregate) the stock options granted under this Agreement shall vest, and the Company will pay you the unpaid portion of the $250,000 special payment at the full target amount to the extent the target special payment for 2022 has not been paid (the “2022 Payment Balance”). If the new CEO and the Board do not offer you Comparable Terms, then prior to your resignation under this Section 6 (x) you must provide the Company with written notice of your intent to resign specifying this provision within 30 days after the date you were not offered Comparable Terms, and (y) such resignation shall not occur until 90 days after the date of such notice (or such earlier date as agreed by the Company in its sole discretion).

7.	If prior to the hiring on a permanent CEO, your provision of services as interim CEO under this Agreement is terminated by the Company without Cause (and not as a result of your voluntary resignation), then you will receive separation payments of (i) $41,667 per month payable for six months, and (ii) the 2022 Payment Balance and (iii) your unvested options under this Agreement shall vest.

8.	For the avoidance of doubt, in no event will you receive the separation payments under both Section 6 and Section 7 of this Agreement, and to the extent that you receive separation payments under Section 6 or 7, then you shall not be entitled to receive separation payments under the Consulting Agreement. As a condition to the receipt of separation payments under this Agreement and the extended exercisability of the options under Section 4 of this Agreement, you will be required to execute a release of claims in favor of the Company within 30 days after the date of such termination in a form provided by the Company.

9.	You shall be added as a named insured under the Company’s directors’ and officers’ insurance policy and you shall be indemnified to the same extent as all other executive officers of the Company with respect to all claims arising for periods before your termination of service.

10.	“Cause” shall mean (i) your gross negligence or willful misconduct, or willful and continued failure to substantially perform your duties (other than due to physical or mental illness or incapacity), which, in either case, causes material injury to the reputation or business of the Company, (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime, (iii) your fraud or embezzlement or other material misuse of funds or property belonging to the Company, or (iv) any material breach by you of any of the Company’s rules, policies and procedures or a material breach by you of the Consulting Agreement, subject to a ten day notice and cure period (if reasonably capable of prompt cure); provided that any determination for Cause under this Section 9 shall be made by the Board in its good faith judgment.

11.	For the avoidance of doubt, you shall continue to provide your services as an independent contractor and not as an employee as set forth in Section 3 of the Consulting Agreement.

This Agreement and the rights hereunder may not be modified, amended, assigned or transferred, in whole or in part, except in a formal, definitive written agreement expressly referring hereto, which agreement is signed by an authorized officer of the Company and by you.

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We look forward to you assuming leadership of the Company and to continuing to work together to grow the value of the Company.

NRX Pharmaceuticals, Inc.

By:	/s/ Alessandra Daigneault
Print Name: Alessandra Daigneault
Its: Chief Corporate Officer, General Counsel, Secretary & Acting Treasurer

Accepted And Agreed:

Consultant

/s/ Robert Besthof
Name: Robert Besthof
REBES Consulting LLC

[Signature page to the REBes Consulting LLC Letter Agreement]